Exhibit 5

December 21, 2005

HSBC Finance Corporation
2700 Sanders Road
Prospect Heights, IL 60070

Re:

HSBC Finance Corporation
Registration Statement on Form S-3
For Debt Securities,
Warrants to Purchase Debt Securities, Preferred Stock and Depositary Shares
(or any combination of the foregoing)

Ladies and Gentlemen:

As Vice President, Deputy General Counsel-Corporate and Assistant Secretary of HSBC Finance Corporation, a Delaware corporation (formerly Household International, Inc.) (“HSBC Finance”), I am generally familiar with the proceedings in connection with HSBC Finance’s Registration Statement on Form S-3 (the “Registration Statement”) in which an indeterminate aggregate principal amount of Debt Securities, Warrants to Purchase Debt Securities, Preferred Stock and Depositary Shares of HSBC Finance are being registered. Each issuance of Debt Securities constituting senior debt of HSBC Finance will be issuable under one of the following Indentures, currently executed by the parties thereto: (i) an amended and restated indenture dated as of December 15, 2004 between HSBC Finance and U.S. Bank National Association, as Trustee (the “U.S. Bank Indenture”), (ii) an amended and restated indenture dated as of December 15, 2004 between HSBC Finance and J.P. Morgan Trust Company, National Association, as Trustee (the “J.P. Morgan Indenture”), (iii) an amended and restated indenture dated as of December 15, 2004 between HSBC Finance and BNY Midwest Trust Company, as Trustee (the “BNY Indenture”), (iv) an amended and restated indenture dated as of December 15, 2004 between HSBC Finance and JPMorgan Chase Bank, N.A., as Trustee (the “JPMorgan MTN Indenture”) and (iv) an amended and restated indenture dated as of December 15, 2004 between HSBC Finance and JPMorgan Chase Bank, N.A., as Trustee (the “JPMorgan InterNote Indenture”).  Debt Securities constituting senior subordinated debt of HSBC Finance will be issuable under an Indenture to be entered into between HSBC Finance and BNY Midwest Trust Company, as Trustee (the “BNY Subordinated Indenture”). The Warrants, if and when issued, will be issuable under a warrant agreement between HSBC Finance and a national or state banking institution (the “Warrant Agreement”). The Preferred Stock, if and when issued, will be issuable pursuant to a Certificate of Designation, Preferences and Rights for Preferred Shares (the “Certificate of Designation”). The Depositary Shares representing an interest in shares of Preferred Stock, if and when issued, will be issuable under a Deposit Agreement. The foregoing Indentures and the form of the Warrant Agreement and Deposit Agreement have been filed with the Securities and Exchange Commission (the “Commission”) as exhibits to the Registration Statement.

Based upon my review of the records and documents of HSBC Finance, I am of the opinion that:

1.             HSBC Finance is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

2.             The U.S. Bank Indenture, J.P. Morgan Indenture, BNY Indenture, JPMorgan MTN Indenture and JPMorgan InterNote Indenture have been duly authorized, executed and delivered by HSBC Finance, and constitute valid and legally binding instruments of HSBC Finance enforceable in accordance with their terms, except as enforcement of the provisions thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.             The BNY Subordinated Indenture will, after being duly authorized, executed and delivered by HSBC Finance, constitute a valid and legally binding instrument of HSBC Finance enforceable in accordance with its terms, except as enforcement of the provisions thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.             Any Warrant Agreement will, after being duly authorized, executed and delivered by HSBC Finance, constitute a valid and legally binding instrument of HSBC Finance enforceable in accordance with its terms, except as enforcement of the provisions thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.             When the issuance of the Debt Securities and the Warrants to Purchase Debt Securities, as the case may be, has been duly authorized by appropriate corporate action, and such Debt Securities and Warrants to Purchase Debt Securities have been duly executed, authenticated, issued and delivered against payment of the agreed consideration therefor in accordance with the Indenture or the Warrant Agreement, and as described in the Registration Statement, including the Prospectus and Prospectus Supplement relating to such Debt Securities and Warrants to Purchase Debt Securities, such Debt Securities and Warrants to Purchase Debt Securities will be legally and validly issued and will be the legal and binding obligations of HSBC Finance enforceable in accordance with their terms, except an enforcement of the provisions thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.             When (i) the Deposit Agreement, if required to be entered by HSBC Finance and the named depositary for the Preferred Stock, if Depositary Shares are issued, shall have been duly authorized, executed and delivered, and (ii) the Preferred Stock and Depositary Shares, as the case may be, shall have been validly authorized, executed, and delivered by HSBC Finance, the named transfer agent, registrar or depositary and full payment therefore received, then the Preferred Stock will be validly issued, fully paid and non-assessable and the Depositary Shares will be validly issued, outstanding and entitled to the benefits afforded by the Deposit Agreement, except as enforcement of the provisions thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

I hereby consent to the use of my name and my opinion in any Prospectus and Prospectus Supplement filed pursuant to Rule 424 of Regulation C of the Securities Act of 1933, as amended (the “Act”), in connection with the Registration Statement filed with the Commission on December 21, 2005, including any references to my opinions set forth in the documents incorporated by reference therein, and to the filing of this consent as an exhibit to the Registration Statement. In giving such consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commissions thereunder.

Very truly yours,

/s/ Patrick D. Schwartz

Patrick D. Schwartz